Exhibit 21.1

Berkshire II Cumberland
Berkshire Square, LLC
Berkshire Square Managing Member, LLC
Independence Realty Trust, Inc.
Independence Realty Operating Partnership, LP
IRT Belle Creek Apartments Colorado, LLC
IRT Centrepoint Arizona, LLC
IRT Copper Mill Apartments Texas, LLC
IRT Crestmont Apartments Georgia, LLC
IRT Crossings Owner, LLC
IRT Cumberland Glen Apartments Georgia, LLC
IRT Eagle Ridge Apartments Member, LLC
IRT Eagle Ridge Apartments Owner, LLC
IRT Heritage Trace Apartments Virginia, LLC
IRT Limited Partner, LLC
IRT Tresa At Arrowhead Arizona, LLC
IRT Runaway Bay Apartments, LLC